SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 21, 2004

WAYNE BANCORP, INC.

(Exact name of Registrant as specified in its Charter)

Ohio	014612	34-1516142
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification Number)

112 West Liberty Street, Wooster, Ohio	44691
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (330) 264-1222

N/A

(Former name or former address, if changed since last report)

ITEM 7.01.  REGULATION FD DISCLOSURE

 On September 21, 2004, David P. Boyle, the President, CEO and Chairman of Wayne Bancorp, Inc., published a Letter to the Editor in The Daily Record, a newspaper of general circulation in Wooster, Ohio, regarding the proposed merger of Wayne Bancorp with and into National City Corporation.  A copy of the Letter to the Editor is attached to this report as Exhibit 99.1 and is furnished under this Item 7.01.

ITEM 9.01.  FINANCIAL STATEMENTS AND EXHIBITS

(c) Exhibits:

Exhibit No.	Description
99.1	Letter To The Editor published on September 21, 2004

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

WAYNE BANCORP, INC.

Date: September 23, 2004	By:	/s/ JOHN A. LENDE
John A. Lende Secretary and Treasurer

Exhibit 99.1

Letter to the Editor:

Wayne Bancorp, the parent of Wayne County National Bank, and Savings Bank & Trust announced earlier this year that we would merge with National City Corporation, headquartered in nearby Cleveland. The Board of Directors chose National City because they share our values and operating philosophy.

As disclosed in our proxy, we decided to find a merger partner.  There were many factors that the Board considered.  We wanted a partner who will have the best interests of our shareholders, communities and staff at heart. We found this in National City.

National City will create a new community-banking region of our current markets, where we will enjoy a local management group comprised of current management from our company.  We will have local credit decisions, larger budgets and more resources. This approach will allow us to utilize all the benefits of one of the largest banks in the country, and deliver those services by local individuals to the people who live and work here. It’s really about local people delivering National City’s strength to local people.

We’ll continue to be committed to the local community. National City has pledged $500,000 to our Community Foundation Fund, creating a total of $1 million available to support local causes, with decisions about the distribution of those funds being made by the current members of our board. As Wayne Bancorp, we could never expect to be able to do as much.

The more I get to know the people of National City, the more excited I am about what the future holds. I truly believe that our merger with National City is the best thing that we can do for our shareholders, customers and our community.

I have lived here nearly half my life and most of my professional life.  My children were born here. I’m proud to call this my home.  The Board and I would not do something we thought would be harmful to my community.  We believe this will enhance our community.

Yes, we’ve been a good bank and community leader for the past 159 years. National City has also been an outstanding leader in their communities for the past 159 years.  We expect and believe that will be the case in our communities as well.  With National City, we can become an even greater bank and a greater community leader.

David Boyle,

President and CEO

Wayne County National Bank